Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

BETWEEN OTELCO INC.

AND

MICHAEL WEAVER

This Separation and Consulting Agreement (the “Agreement”), between Otelco Inc. (the “Company”) and Michael Weaver (“Executive”) dated December 10, 2014, shall set forth the terms and conditions of Executive’s retirement as (i) Chief Executive Officer (“CEO”) of the Company, (ii) all other positions held in the Company or any of its subsidiaries, and (iii) a member of the board of directors of the Company (collectively, the “Positions”), and his continued services to the Company following retirement.

1.	Retirement.

Upon Executive’s retirement from the Positions effective December 31, 2014, Executive will be entitled to a lump sum payment equal to (i) one (1) times Executive’s 2014 base salary received as CEO, and (ii) an amount equal to two (2) years of health insurance premiums for coverage of Executive and his dependents at 2015 rates. All outstanding unvested equity grants issued to Executive will become 100% vested. In addition to the above, the Company will transfer to Executive ownership of his current company vehicle, company cell phone, company computer, and company printer. Payments under this section of the Agreement shall be subject to and conditioned upon Executive executing within ten (10) days of receipt a release of claims prepared by the Company and shall be paid in accordance with the Company’s normal payroll and tax withholding as soon as practicable following the expiration of any applicable release consideration and revocation periods. For purposes of this Agreement, “retirement” shall be a “Separation from Service” under Internal Revenue Code Section 409A and the regulations thereunder.

2.	Consulting Arrangement.

Effective January 1, 2015, Executive will provide consulting services to the Company in order to transition the responsibilities of CEO and maintain continuity of management. This engagement will continue for a period of twelve (12) months, anticipated to conclude on December 31, 2015. Executive responsibilities will include being available as needed to senior management and the Board of Directors and attendance at Board meetings as requested. Executive’s time commitment under this Agreement will not exceed 20 percent of Executive’s current time commitment as CEO.

Executive’s fee for these services during the engagement will be $52,000.00 which will be paid in quarterly installments, less any deductions and withholdings required by law, with the first $13,000.00 installment to be paid beginning on the payroll date immediately preceding

March 31, 2015, in accordance with the Company’s regular payroll and accounts payable policies.  Any travel and other expenses related to responsibilities under this Agreement including attendance at Board meetings will be reimbursed in accordance with the Company’s travel and expense policies.

Executive will remain bound by the obligations of his existing employment agreement including any confidentiality and non-competition requirements.

OTELCO INC.		MICHAEL WEAVER

/s/ Curtis L. Garner, Jr.		/s/ Michael Weaver

Dated:	December 10, 2014	Dated:	December 10, 2014

2